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FOR IMMEDIATE RELEASE
ChoiceTel Communications, Inc. (NASDAQ-PHON)
Contact:  Jeff Paletz

Press Release:  November 16, 1998

CHOICETEL COMPLETES 4TH CONSECUTIVE QUARTER OF PROFITABILITY SINCE GOING PUBLIC IN NOVEMBER 1997

ChoiceTel Communications announced today that third quarter earnings for the quarter ended September 30, 1998 were $24,000 or one cent per share. This compares to a loss in the third quarter of 1997 of $112,000 or six cents per share. Revenue during the third quarter increased $983,000 or 51.8% compared to the three months ended September 30, 1997, primarily as a result of a 40% increase in the number of phones in service and recognition of dial-around compensation at a higher rate. Earnings for the first nine months ended September 30, 1998 were $99,000 or three cents per share. For the nine months ended September 30, 1998, the Company had a loss of $275,000 or thirteen cents per share. Revenue for the first nine months of 1998 increased 37%. As of October 31, 1998, ChoiceTel Communications was operating approximately 4,500 payphones in 12 states and Puerto Rico.

Earnings for the third quarter were negatively impacted by $69,835 or two cents per share from the new Puerto Rico operation which does not yet have enough payphones installed to cover its costs. The 200 payphones installed during the first 6 months of operations in Puerto Rico represent more than double the number of payphones installed by the Company during its first year of operations in Minnesota, which was ChoiceTel Communications first market. To date in Puerto Rico, the Company has placed over 1,700 locations under contract, of which approximately 1,500 locations are not yet installed.

The Company suffered little damage in September when Hurricane Georges went through Puerto Rico. The Company programmed all of its payphones to provide free local calls during the week following the hurricane as a way to help storm victims. Radio stations let people know that ChoiceTel Communications payphones were providing free local calls. Carol Lugo, ChoiceTel Communications head of Puerto Rico sales, and a Puerto Rico native, commented, People were very appreciative of ChoiceTel Communications support during our time of need.

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                   CHOICETEL COMMUNICATIONS, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF OPERATIONS
             THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1998 (UNAUDITED)



                                    Three months ended       Three months ended           %
                                    September 30, 1998       September 30, 1997         Change
Service revenue                                $   ,881                 $  1,898          51.8%
Cost of service                                   1,396                    1,072          30.2
Gross margin                                      1,485                      826          80.0

Selling, general and admin                          841                      492          70.9
Depreciation and amortization                       420                      285          47.3
Interest                                            126                      158         (20.3)
Sales tax contingency                                58                       63          (7.9)

Income (losss) before income taxes                   40                     (172)         n.m.
Provision (credit) for income taxes                  16                      (60)         n.m.
Net income (loss)                                   $24                 $   (112)         n.m.
Per share net income                           $   0.01                 $  (0.06)         n.m.
Shares outstanding-weighted avg                   2,915                    2,019
Per share diluted net income                   $    .01
Shares outstanding-diluted                        2,958

                                    Nine months ended        Nine months ended             %
                                    September 30, 1998       September 30, 1997          Change
Service revenue                                $  6,880                 $  5,018          37.1%
Cost of service                                   3,247                    2,791          16.3
Gross margin                                      3,632                    2,227          63.1

Selling, general and admin                        2,075                    1,306          58.8
Depreciation and amortization                     1,001                      687          45.7
Interest                                            199                      483         (58.8)
Sales tax contingency                               191                      173          10.4

Income (losss) before income taxes                  165                     (422)         n.m.
Provision (credit) for income taxes                  66                     (147)         n.m.
Net income (loss)                                   $99                 $   (275)         n.m.
Per share net income                           $   0.03                 $  (0.13)         n.m.
Shares outstanding-weighted avg                   2,915                    2,103
Per share diluted net income                   $   0.03
Shares outstanding-diluted                        2,959


Figures in thousands except per share numbers.